UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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WorldSpace, Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON WEDNESDAY, MAY 28, 2008

Dear Fellow Stockholder,

I am pleased to invite you to our 2008 Annual Meeting of Stockholders, which will be held on Wednesday, May 28, 2008, at 10:00 a.m. E.S.T., at the offices of WorldSpace, Inc., 8515 Georgia Avenue, 8th Floor, Silver Spring, MD 20910. The annual meeting has been called for the following purposes:

1.	to consider and vote upon a proposal to elect two Class 1 directors of WorldSpace, Inc.;

2.	to ratify the Audit Committee’s appointment of Grant Thornton LLP as the independent registered public accountants of WorldSpace, Inc. for the fiscal year ending December 31, 2008; and

3.	to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

You may vote your shares by returning the enclosed proxy card or voting instruction form.

We see the annual meeting as an important opportunity to communicate with our stockholders and we look forward to seeing you there should you be able to attend.

Thank you very much for your continued interest in WorldSpace.

Sincerely,

Noah A. Samara Chairman, President and Chief Executive Officer

WorldSpace, Inc.

PROXY STATEMENT

This proxy statement contains information related to the annual meeting of stockholders of WorldSpace, Inc. to be held on Wednesday, May 28, 2008, beginning at 10:00 a.m. E.S.T., at the offices of WorldSpace, Inc., 8515 Georgia Avenue, 8th Floor, Silver Spring, MD 20910, and at any postponements or adjournments thereof. This proxy statement is being mailed to stockholders on or about May 5, 2008.

We have provided to each person solicited hereby a copy of our 2007 annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) (including the financial schedules thereto but without the exhibits) as part of our annual report to stockholders for 2007. We will furnish any exhibit to our 2007 annual report on Form 10-K to any person solicited hereby upon written request and payment of a reasonable fee as we may specify to cover our expenses in providing the exhibits. Requests for exhibits should be directed to our Corporate Secretary at WorldSpace, Inc., 8515 Georgia Avenue, 8th Floor, Silver Spring, Maryland 20910.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, stockholders will vote on two Class 1 directors to our board (Noah A. Samara and William Schneider, Jr.). Stockholders are also being asked to ratify the appointment of Grant Thornton LLP as our independent registered public accountants for the year 2008.

Who is entitled to vote?

Only holders of record of our Class A Common Stock at the close of business on April 17, 2008, the record date for the meeting, are entitled to receive notice of and to participate at the annual meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

What are the voting rights of the holders of our Class A Common Stock?

Each outstanding share of our Class A Common Stock entitles its holder to one vote at the meeting.

Who can attend the annual meeting?

Subject to space availability, all holders of our Class A Common Stock as of the record date, or their duly appointed proxies, may attend the meeting.

If you are a registered stockholder (that is, if you hold your stock in certificate form) and you wish to attend the annual meeting, you need to bring identification so we can match your name against the list of record holders.

If your shares are held in “street name” (that is, through a bank, broker or other holder of record) and you wish to attend the annual meeting, you need to bring a copy of a bank or brokerage statement to the annual meeting reflecting your stock ownership as of the record date, as well as identification.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our Class A Common Stock on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 42,385,966 shares of our Class A Common Stock were outstanding.

Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting for the purpose of quorum, but will not be voted on items to be acted on. See “What vote is required to approve each item?” below.

How do I vote?

Stockholders of record can vote as follows:

•	By Mail: Stockholders may sign, date and return their proxy cards in the pre-addressed, postage-paid envelope that is provided.

•	At the Meeting: If you attend the annual meeting, you may vote in person by ballot, even if you have previously returned a proxy card.

If your shares are held in “street name”, through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

How can I access the proxy materials and annual report on the Internet?

This proxy statement and our annual report on Form 10-K for the year ended December 31, 2007 are available on our website at www.worldspace.com.

Can I change my vote?

Yes. You may change your vote at any time before your shares are voted at the annual meeting by:

•

Notifying our Corporate Secretary, Donald J. Frickel, in writing at WorldSpace, Inc., Corporate Secretary, 8515 Georgia Avenue, 8th Floor, Silver Spring, Maryland 20910, that you are revoking your proxy; or

•	Executing and delivering a later dated proxy card; or

•	Voting in person at the annual meeting.

However, if you have shares held through a brokerage firm, bank or other custodian, you may revoke your instructions to such custodian only by informing the custodian in accordance with any procedures it has established.

What vote is required to approve each item?

The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors.

The affirmative vote of a majority of the votes cast at the meeting is required to ratify the audit committee’s appointment of Grant Thornton LLP as our independent registered public accountants for the 2008 fiscal year.

With respect to the proposal to ratify the appointment of Grant Thornton LLP, abstentions and broker non-votes will have the same effect as votes against the proposal. With respect to the election of directors, abstentions and broker non-votes will result in the respective nominees receiving fewer votes but will have no effect on the outcome of the vote.

Who will count the votes?

A representative of American Stock Transfer and Trust Company, our transfer agent, will tabulate the votes and act as inspector of election.

What is a proxy?

A proxy is a person you appoint to vote on your behalf. We are soliciting your vote so that all shares of our Class A Common Stock may be voted at the annual meeting.

Who am I designating as my proxy?

If you return our proxy, you will be designating each of Noah A. Samara, our Chairman, President and Chief Executive Officer, and Donald J. Frickel, our Executive Vice President, General Counsel and Corporate Secretary, to act as your proxy.

How will my proxy vote my shares?

Your proxy will vote according to your instructions. If you complete your proxy card but do not indicate your vote on one or all of the business matters, your proxy will vote “FOR” these items. Also, your proxy is authorized to vote on any other business that properly comes before the annual meeting in accordance with the recommendation of our board of directors.

What happens if a nominee for director is unable to serve as a director?

If any of the nominees becomes unavailable for election, which we do not expect, votes will be cast for such substitute nominee or nominees as may be designated by our board of directors, unless our board of directors reduces the number of directors on our board.

Who is soliciting my proxy, and who will pay the costs of the solicitation?

WorldSpace is soliciting your proxy. The cost of soliciting proxies will be borne by us. We will reimburse brokerage firms, banks and other custodians for their reasonable out-of-pocket expenses for forwarding these proxy materials to you. Our directors, officers and employees may solicit proxies on our behalf by telephone or in writing.

When, and how, do I submit a proposal for next year’s annual meeting of stockholders?

To be eligible for inclusion in our proxy statement and form of proxy for next year’s annual meeting, stockholder proposals must be received by us in writing by the close of business on January 6, 2009. Proposals should be addressed to the Corporate Secretary, WorldSpace, Inc., 8515 Georgia Avenue, 8th Floor, Silver Spring, Maryland 20910.

Any other stockholder proposal intended to be presented at next year’s annual meeting, including nominations for directors, in order to be voted on at such annual meeting, must be received by us not earlier than January 28, 2009 and not later than February 27, 2009, being, respectively, 120 days and 90 days prior to the date of the first anniversary of the 2008 Annual Meeting of Stockholders. Notices of intention to present proposals at next year’s annual meeting should be addressed to the Corporate Secretary, WorldSpace, Inc., 8515 Georgia Avenue, 8th Floor, Silver Spring, Maryland 20910.

SECURITIES OWNERSHIP

DIRECTORS’, EXECUTIVE OFFICERS’ AND PRINCIPAL STOCKHOLDERS’ STOCK OWNERSHIP

The following table sets forth certain information regarding the beneficial ownership of our Class A Common Stock by:

•	each person known to us to own beneficially more than 5% of our Class A Common Stock;

•	each of our directors and nominees for director;

•	each executive officer named in the Summary Compensation Table herein; and

•	all of our directors and executive officers as a group.

The beneficial ownership of our Class A Common Stock set forth in the table is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by any stockholder and the percentage ownership of such stockholder, shares of Class A Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the date of the calculation are deemed to have been exercised and to be outstanding. Such shares, however, are not deemed to have been exercised and to be outstanding for purposes of computing the percentage ownership of any other person. Each share of Class A Common Stock entitles its holder to one vote. The calculation of the percentage of beneficial ownership is based on 42,385,966 shares of our Class A Common Stock outstanding on April 17, 2008, the record date for our annual meeting. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power as to all shares beneficially owned. Unless otherwise indicated below, the address of each person listed in the table is c/o WorldSpace, Inc., 8515 Georgia Avenue, 8th Floor, Silver Spring, Maryland 20910.

Name and address of beneficial owner	Shares of Class A Common Stock	%
Yenura Pte. Ltd.(1)	17,426,433	40.17
Aletheia Research and Management, Inc.(2)	14,556,514	34.34
*Citadel Limited Partnership(3)	6,694,281	9.99
*Highbridge International LLC(4)	5,853,396	9.99
Natixis Asset Management Advisors, L.P.(5)	2,617,403	6.18
Noah A. Samara(6)(13)	27,789,770	55.60
Kassahun Kebede(7)	32,143	*
James R. Laramie(8)	1,155,550	2.64
Charles McC. Mathias(9)	92,500	*
Michael Nobel(10)	71,875	*
Frank-Jürgen Richter	—	*
William Schneider, Jr.(11)	32,143	*
Gregory B. Armstrong(12)(13)	444,779	1.04
Alexander P. Brown(12)(13)	452,279	1.06
Donald J. Frickel(10)(13)	843,750	1.95
Sridhar Ganesan(13)	179,274	*
Directors & Executive Officers as a Group (11 persons)	31,094,063	59.04

*	Less than 1%
(1)	Yenura Pte. Ltd. is a Singapore company in which all voting shares are beneficially owned by Noah A. Samara, our Chairman and Chief Executive Officer. The address of Yenura Pte. Ltd. is 7 Temasek Boulevard, #21-02 Suntec Tower One, Singapore 038987.
(2)	Based on information provided in a Schedule 13D reporting holdings of February 5, 2008. The shares of common stock attributed to Aletheia Research and Management, Inc. include shares of Class A Common Stock held by Aletheia Research and Management, Inc. as general partner of various limited partnerships and on behalf of various managed accounts. The address of Aletheia Research and Management, Inc. is 100 Wilshire Boulevard, Suite 1960, Santa Monica, CA 90401.

(3)	Based on information provided in a Schedule 13G reporting holdings as of December 31, 2007. Citadel Limited Partnership disclosed therein beneficial ownership by it and its affiliates of 48,194 shares of Class A Common Stock, convertibles notes convertible into 5,399,408 shares of Class A Common Stock, and warrants to purchase 1,246,679 shares of Class A Common Stock. Citadel stated that, notwithstanding the foregoing, the number of shares beneficially owned by it and its affiliates could not exceed 9.99% of the then issued and outstanding shares of our Class A Common Stock, because under the terms of the convertible notes and warrants Citadel is not entitled to convert the convertible notes or exercise the warrants to the extent that such conversion or exercise would cause Citadel, together with its affiliates, to beneficially own a number of shares of Class A Common Stock which would exceed 9.99% of our then outstanding shares of common stock after giving effect to such conversion or exercise (excluding for purposes of such determination shares of Class A Common Stock issuable upon conversion of convertible notes or warrants which have not been converted or exercised as applicable). As of the date of filing of its Schedule 13G, Citadel reported that 4,713,994 shares of Class A Common Stock constituted approximately 9.99% of the issued and outstanding shares of our Class A Common Stock. The address of Citadel is 131 S. Dearborn Street, 32nd Floor, Chicago, IL 60603.
(4)	Based on information provided in a Schedule 13G reporting holdings as of December 31, 2007. Highbridge International LLC disclosed beneficial ownership of convertibles notes convertible into 4,914,117 shares of our Class A Common Stock and warrants to purchase 939,279 shares of our Class A Common Stock, subject to the limitation discussed below. Under the terms of the convertible notes and warrants, Highbridge is not entitled to convert the convertible notes or exercise the warrants to the extent that such actions would cause Highbridge, together with its affiliates, to beneficially own a number of shares of Class A Common Stock which would exceed 9.99% of our then outstanding shares of common stock following such conversion (excluding for purposes of such determination shares of Class A Common Stock issuable upon conversion of convertible notes or warrants which have not been converted or exercised, as applicable). The address of Highbridge is Highbridge Capital Management, LLC, 9 West 57th Street, 27th Floor, New York, New York 10019.
(5)	Based on information provided in a Schedule 13G reporting holdings as of March 31, 2008, Natixis Asset Management Advisers, L.P. reported beneficial ownership of 2,617,403 shares of our Class A Common Stock held by various persons that are investment advisory clients of Natixis Asset Management Advisors, L.P., of whom Natixis Distribution Corporation is the general partner. Each of Natixis Asset Management Advisors, L.P. and Natixis Distribution Corporation disclaim beneficial ownership of its shares.
(6)	The shares of common stock attributed to Noah A. Samara include all of the shares of Class A Common Stock held by TelUS Communications, over which he shares voting and dispositive power under certain circumstances with Eyob Samara, and all of the shares of Class A Common Stock that are held by Yenura Pte. Ltd., over which he holds sole voting and dispositive power. Also included are 7,596,875 shares of Class A Common Stock in respect of options that have been granted to Mr. Samara and are exercisable within 60 days.
(7)	The shares of common stock attributable to Kassahun Kebede include 25,000 shares of Class A Common Stock in respect of options that have been granted to Mr. Kebede which are exercisable within 60 days.
(8)	The shares of common stock attributed to James R. Laramie include 1,150,000 shares of Class A Common Stock in respect of options that have been granted to Mr. Laramie which are exercisable within 60 days.
(9)	The shares of common stock attributed to Charles McC. Mathias include 87,500 shares of Class A Common Stock in respect of options that have been granted to Mr. Mathias which are exercisable within 60 days.
(10)	The shares of common stock attributed to each of Michael Nobel and Donald J. Frickel represent options that have been granted to each such individual which are exercisable within 60 days.
(11)	The shares attributed to William Schneider, Jr. include 25,000 shares of Class A Common Stock in respect of options that have been granted to Mr. Schneider which are exercisable within 60 days.
(12)	The shares of common stock attributed to each of Gregory B. Armstrong and Alexander P. Brown include 239,779 shares of Class A Common Stock in respect of options that have been granted to each such individual which are exercisable within 60 days and 200,000 shares of Class A Common Stock granted in the form of restricted stock awards, which awards are subject to incremental performance-based vesting.
(13)	The shares of common stock attributed to the executive officer exclude the vested portion of a stock-settled SAR grant that was out-of-the-money as of the record date.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our executive officers, directors and persons who own more than 10% of our Class A Common Stock to file initial reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Such executive officers, directors and over 10% stockholders are also required by SEC rules to furnish us with copies of all such forms they file.

Based solely on our review of the copies of such forms we have received, or written representations from certain reporting persons, we believe that, during the year ended December 31, 2007, all executive officers, directors and over 10% stockholders filed on a timely basis all reports required to be filed by them under Section 16(a) with respect to our Class A Common Stock except for Mr. Samara, who filed two Form 4s late reporting the withholding of shares to pay taxes and indirect ownership of subordinated convertible notes dated January 3, 2008, Mr. Ganesan, who filed a late Form 4 reporting the withholding of shares to pay taxes, and Mr. Richter, who filed a late Form 3 reporting his election as a director of the Company.

CORPORATE GOVERNANCE AND BOARD MATTERS

The following table sets forth certain information concerning each of our directors:

Name	Age	Position(s)
Noah A. Samara	52	Chairman, President and Chief Executive Officer
Kassahun Kebede(1)(2)(3)	51	Director
James R. Laramie(1)(2)	58	Director
Charles McC. Mathias	85	Director
Michael Nobel(1)	68	Director
Dr. Frank-Jürgen Richter(3)	41	Director
William Schneider, Jr.(2)(3)	66	Director

(1)	Member of the nominating and corporate governance committee
(2)	Member of the audit committee
(3)	Member of the compensation committee

BOARD OF DIRECTORS

Our business and affairs are managed under the direction of our board of directors. The board of directors is divided into the following three classes, with the members of the respective classes serving for staggered three-year terms:

•	Class 1 directors, whose terms will expire at this annual meeting of stockholders;

•	Class 2 directors, whose terms will expire at our annual meeting of stockholders to be held in 2009; and

•	Class 3 directors, whose terms will expire at our annual meeting of stockholders to be held in 2010.

Mr. Samara, our Chairman, and Mr. Schneider are our Class 1 directors, Mr. Laramie, Mr. Kebede and Mr. Mathias are our Class 2 directors, and Dr. Nobel and Mr. Richter are our Class 3 directors. See “Items To Be Voted On—Item 1. Election of Directors.”

The board of directors held 8 meetings during 2007. Other than Mr. Kemp, each director attended not fewer than 75% of the aggregate of (i) the total number of meetings of the board of directors held while he was a director during 2007 and (ii) the total number of meetings of all committees of the board on which he served held during 2007.

COMMITTEES OF THE BOARD OF DIRECTORS

Audit Committee

We have an audit committee that oversees our accounting and financial reporting processes and the audits of our consolidated financial statements. Our audit committee is authorized to, among other things:

•	oversee the integrity of our consolidated financial statements and other financial information we provide to our stockholders;

•	approve, retain and oversee the independent auditor to conduct the annual audit of our consolidated financial statements;

•	meet with our independent auditor and with internal financial personnel regarding our consolidated financial statements and controls;

•	oversee the adequacy of our internal controls and disclosure controls;

•	review and pre-approve any audit and non-audit services rendered by our independent accountants;

•	review our consolidated financial statements and our periodic reports in advance of the filings of such reports;

•	review, administer and approve any change in or waiver to our code of ethics for our principal executive and senior financial officers;

•	review and pre-approve transactions between us and our directors, officers and affiliates; and

•	establish and maintain procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls and auditing matters.

Messrs. Kebede, Laramie and Schneider are currently serving as members of our audit committee. Each of the members of our audit committee meets the independence and financial literacy requirements of The Nasdaq Global Market (“Nasdaq”) and the SEC. All members of our audit committee are able to read and understand fundamental financial statements, including the balance sheet, income statement and cash flow statement. The board of directors has determined that Mr. Kebede is an “audit committee financial expert” pursuant to the definition adopted by the SEC. Mr. Laramie serves as the Chair of our audit committee. Our audit committee held 5 meetings during 2007.

Compensation Committee

We have a compensation committee that discharges responsibilities relating to compensation of our executives. Our compensation committee is authorized to, among other things:

•

review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluate the performance of the Chief Executive Officer in light of those goals and objectives and determine, or recommend to the board of directors for determination, the level of the Chief Executive Officer’s compensation based on this evaluation;

•	determine, or recommend to the board of directors for determination, the base and incentive compensation of our other executive officers and senior officers with a rank of Vice President or above;

•	make recommendations to the board of directors with respect to our equity-based compensation plans;

•	administer our equity-based compensation plans; and

•	oversee, in consultation with management, our regulatory compliance with respect to compensation matters.

Our compensation committee meets at least two times per year and more frequently as the chairman of the committee deems appropriate. The committee meets during the first quarter of each year to review annual base salaries and annual incentive percentages for that year and to establish the annual performance objectives for each our of executive officers. During the first quarter, the committee also reviews the company and individual executive officer performance for the prior year to determine payouts on target bonuses for the prior year. In establishing performance objectives and assessing actual performance of executive officers, the committee relies substantially on the CEO’s input and recommendations, except with respect to his own performance.

Under the terms of its charter, the compensation committee has the authority to engage the services of outside advisers and experts to assist the committee. The compensation committee engaged in a thorough review of compensation practices and polices in 2005 in connection with our initial public offering and, accordingly, did not engage an outside consultant firm during 2007. For a discussion of the compensation committee’s determinations in respect of compensation for 2007 and practices regarding grants of equity awards, see “Compensation Discussion and Analysis.”

Messrs. Kebede, Richter and Schneider are currently serving as members of our compensation committee. Each of the members meets the independence requirements of Nasdaq. Mr. Schneider serves as Chair of our compensation committee. Our compensation committee held four meetings during 2007.

Nominating and Corporate Governance Committee

We have a nominating and corporate governance committee. Our nominating and corporate governance committee is authorized to, among other things:

•	identify and recommend to the board of directors the individuals to be nominated for election as directors and the persons to be elected by the board of directors to fill any vacancies on the board;

•	review with the board of directors, on an annual basis, the requisite skills and criteria for new board members as well as the composition of the board of directors as a whole;

•	oversee the board of directors in the board’s annual review of its performance;

•	recommend to the board of directors board members to be appointed to each committee of the board of directors; and

•	review annually our Corporate Governance Guidelines.

Messrs. Kebede, Laramie and Nobel are currently serving as members of our nominating and corporate governance committee. Each of the members meets the independence requirements of Nasdaq. Mr. Kebede serves as Chair of our nominating and corporate governance committee. Our nominating and corporate governance committee held two meetings during 2007.

Our board of directors has adopted written Corporate Governance Guidelines which set forth the responsibilities of our board and guidelines relating to the qualifications and independence of its members and the members of its standing committees. In addition, our board has adopted a Code of Ethics for All Employees, a Code of Ethics for the Principal Executive and Senior Financial Officers, and a charter for each of its standing committees. All of these documents are available on our website at http://www.worldspace.com, and in print to any stockholder who requests them. Requests should be directed to the Corporate Secretary at WorldSpace, Inc., 8515 Georgia Avenue, 8th Floor, Silver Spring, Maryland 20910.

COMMUNICATIONS WITH OUR BOARD

Our audit committee has established procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by employees of concerns regarding questionable accounting matters. Such complaints or concerns may be submitted to us, care of the Corporate Secretary, or may be submitted at or through EthicsPoint, an external service provider, via the internet at www.ethicspoint.com, via a toll-free hotline at 1-866-384-4277 for calls made from within the U.S. and Canada, or via the applicable international toll-free telephone number listed on EthicsPoint’s website. EthicsPoint will forward such communications to the Chair of our audit committee and, in most circumstances, to our General Counsel, in each case without disclosing the identity of the sender if anonymity is requested.

Stockholders and other interested persons may also communicate with our board and the independent directors in any of these same manners. EthicsPoint will forward such communications to the Chair of our nominating and corporate governance committee and our General Counsel.

BOARD INDEPENDENCE POLICY

Our Corporate Governance Guidelines provide that our board will consist of at least five members who meet the independence standards established by Nasdaq. Our board makes an annual determination of the independence of each director and each nominee for director prior to his or her nomination for (re)election. No director will be deemed independent unless our board determines that he or she has no material relationship with us, directly or as an officer, stockholder or partner of an organization that has a material relationship with us. Our board has determined that each of the current members of our board, except for Noah A. Samara, our Chief Executive Officer, has no material relationship with us and meets the independence requirements of Nasdaq.

Our board holds four regular meetings a year, on a quarterly basis, and additional meetings as it deems necessary. Our independent directors meet at regularly scheduled executive sessions without management representatives. Mr. Kebede, the Chair of our nominating and corporate governance committee, presides at these sessions.

QUALIFICATIONS AND NOMINATIONS OF DIRECTORS

Our nominating and corporate governance committee considers and recommends to our board of directors nominees for election to, or for filling any vacancy on, our board in accordance with our by-laws, the Corporate Governance Guidelines and the charter of our nominating and corporate governance committee. Our nominating and corporate governance committee annually reviews the requisite skills and characteristics of board members as well as the size, composition, functioning and needs of our board as a whole. To be considered for board membership, a nominee for director must be an individual who has the highest personal and professional integrity, who has demonstrated exceptional ability and judgment, and who will be effective, in conjunction with the other nominees to our board, in collectively serving the long-term interests of the stockholders. Our nominating and corporate governance committee also considers members’ qualifications as independent (our board requires that at least five of its members be independent in accordance with applicable Nasdaq criteria), the financial literacy of members of the audit committee, the qualification of at least one member of the audit committee as an “audit committee financial expert”, and the diversity, skills, background and experiences of board members in the context of the needs of our board.

Our nominating and corporate governance committee may also consider such other factors as it may deem to be in the best interests of our company and our stockholders. Our board believes it is appropriate and important that at least one key member of our management participate as a member of our board. In appropriate circumstances, this number may be increased to two.

Whenever our nominating and corporate governance committee concludes, based on the reviews or considerations described above or due to a vacancy, that a new nominee to our board is required or advisable, it will consider recommendations from directors, management, stockholders and, if it deems appropriate, consultants retained for that purpose. In such circumstances, it will evaluate individuals recommended by stockholders in the same manner as nominees recommended from other sources. Stockholders who wish to recommend an individual for nomination should send that person’s name and supporting information to our nominating and corporate governance committee, care of the Corporate Secretary. Stockholders who wish to directly nominate an individual for election as a director, without going through our nominating and corporate governance committee or using our proxy material, must comply with the procedures in our by-laws.

The two nominees for election to the board as Class 1 directors (Mr. Samara and Mr. Schneider) currently serve on the board. Both of the nominees are being proposed by our board.

POLICY OF DIRECTORS’ ATTENDANCE AT ANNUAL MEETING

We encourage but do not require directors to attend the annual meeting of stockholders.

DIRECTOR COMPENSATION

Each of our non-employee directors receives an annual retainer of $100,000, payable quarterly. We do not provide annual retainers for committee membership.

Under our 2005 Incentive Award Plan, on the date of each annual stockholders meeting, a non-qualified option to purchase 25,000 shares of our Class A Common Stock is granted to each of our non-employee directors who has served on our board for at least six months. Each of these options is granted at an exercise price equal to the fair market value of our Class A Common Stock on the date of grant and vests annually in three equal installments over a period of three years.

Pursuant to the 2005 Incentive Award Plan, on May 25, 2007, we granted non-qualified options to purchase 25,000 shares of our Class A Common Stock at an exercise per share of $3.65 to each of Messrs. Kebede, Laramie, Mathias, Nobel and Schneider. The awards vest annually in three equal installments beginning May 25, 2008.

We also reimburse members of our board of directors for reasonable travel and other out-of-pocket expenses incurred in attending board and committee meetings.

The table below sets forth the compensation we paid to our directors for services in 2007.

Name	Fees Earned or Paid in Cash ($)	Option Awards(1)(2) ($)	Total ($)
Kassahun Kebede	100,000	9,014	109,014
Jack Kemp(3)	50,000	—	50,000
James R. Laramie	100,000	9,014	109,014
Charles McC. Mathias	100,000	9,014	109,014
Michael Nobel	100,000	9,014	109,014
Frank-Jürgen Richter(4)	50,000	—	50,000
William Schneider, Jr.	100,000	9,014	109,014

(1)	Amounts represent the compensation expenses recorded in 2007 with respect to option awards granted in 2007 and prior years. Compensation expense is calculated in accordance with Statement of Financial Accounting Standard No. 123(R) for the fiscal year ended December 31, 2007. The amounts do not correspond to the actual value that might be recognized by the director upon exercise of the award. For a discussion of the assumptions relating to calculation of the cost of equity awards, see Note B to the Notes to our Consolidated Financial Statements contained in our Form 10-K for the year ended December 31, 2007.
(2)

As of December 31, 2007, Messrs. Kebede and Schneider held options to acquire an aggregate of 50,000 shares of Class A Common Stock, of which options to acquire 8333 shares have vested from the 2006 grant, the remaining 16,667 options granted in 2006 vest in two equal installments on May 10, 2008 and May 10, 2009 and the remaining 25,000 options granted in 2007 vest in three annual installments beginning May 25, 2009; Mr. Kemp held options to acquire an aggregate of 40,625 shares of Class A Common Stock, of which options to acquire 23,958 shares have vested and the remainder of the options granted in 2006 vest in two equal annual installments on May 10, 2008 and May 10, 2009; Mr. Mathias held options to acquire an aggregate of 112,500 shares of Class A Common Stock, of which options to acquire 70,8333 shares have vested, the remaining 16,667 options granted in 2006 vest in two equal annual installments on May 10, 2008 and May 10, 2009 and the remaining 25,000 options granted in 2007 vest in three equal annual installments beginning on May 25, 2008; Mr. Nobel held options to acquire an aggregate of 96,875 shares of Class A Common Stock, of which options to acquire 55,208 shares have vested, the remaining 16,667 options granted in 2006 vest in two equal annual installments on May 10, 2008 and May 10, 2009 and the remaining 25,000 options granted in 2007 vest in three equal annual installments beginning on May 25, 2008; and Mr. Laramie held options to acquire an aggregate of 1,371,527 shares of Class A Common Stock, of which options to acquire 1,329,860 shares have vested, the remaining 16,667 of the 2006 options vest in two equal annual installments on May 10, 2008 and May 10, 2009 and the remaining 25,000 of the options vest in three equal annual installments beginning on May 25, 2008.

(3)	Jack Kemp determined, in light of his other commitments, not to stand for re-election in 2007. Mr. Kemp retired as a director effective as of the annual meeting of stockholders on May 25, 2007.
(4)	Dr. Richter was elected as a director at the annual meeting of stockholders on May 25, 2007.

Noah A. Samara is a management director and does not receive any additional compensation for his service as a director. For a discussion of Mr. Samara’s compensation for his services as President and Chief Executive Officer, see “Executive Compensation—Summary Compensation Table.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The summaries of the agreements described below are not complete and are subject to, and qualified in their entirety by, the provisions of the actual agreements. These agreements have been filed as exhibits to the documents we have filed with the SEC and we suggest you read the agreements in their entirety.

Refinancing of Convertible Notes

On April 13, 2007, we entered into an agreement with the holders (the Investors) of our existing 5% convertible notes due December 30, 2014 (the existing notes) to redeem certain of the existing notes for cash and refinance the remainder of the existing notes. Pursuant to the agreement, we redeemed $50 million principal amount of the existing notes for cash. We exchanged the remaining $105 million principal amount of the existing notes for the following:

•	senior secured notes in the aggregate principal amount of $45 million,

•	amended and restated convertible notes in the aggregate principal amount of $60 million, and

•	warrants to acquire an aggregate amount of 2,647,059 shares of our Class A Common Stock.

Concurrently with the closing of the transaction, we paid any accrued and unpaid interest on the existing notes in cash.

The aggregate amounts of the senior secured notes, the amended and restated convertible notes and the warrants were allocated among the Investors on a pro rata basis in accordance with their percentage ownership interest of the existing notes.

The senior secured notes bear interest at LIBOR plus 6.5%, payable quarterly. They are repayable $27.5 million on the first anniversary of issuance and $17.5 million on the third anniversary of issuance. We are required to repay the senior secured notes from new equity or debt financing, certain excess cash flow or the cash proceeds of asset sales and casualty events, subject to customary exceptions. We have the option to redeem the senior secured notes at any time, subject to a 102% redemption premium if the redemption occurs within the first year after issuance and a 101% redemption premium if the redemption occurs during the second year after issuance. The senior secured notes are secured by a first priority security interest in our assets.

The amended and restated convertible notes bear interest at 8.0%, payable quarterly. They are convertible into shares of our Class A Common Stock at a conversion price of $4.25 per share, subject to customary anti-dilution adjustments. The notes have a three year term. We have the option of redeeming the notes at 100% of the principal amount, plus any accrued and unpaid interest, beginning two years after issuance, provided the market price of our Class A Common Stock is at least 200% of the then applicable conversion price for 10 consecutive days prior to the redemption. The amended and restated convertible notes are secured by a second priority security interest in our assets.

The warrants grant the Investors the right to acquire, for a period of five years, an aggregate of 2,647,059 shares of Class A Common Stock at $4.25 per share, subject to customary anti-dilution adjustments.

Under the terms of the senior secured notes and the amended and restated convertible notes, we are permitted to incur senior secured indebtedness of up to $105 million (less any amounts still outstanding under the senior secured notes) of senior secured first priority indebtedness. We may also borrow up to $100 million (less any amounts outstanding under the amended and restated convertible notes) of senior secured second priority indebtedness which is pari passu with the amended and restated convertible notes and unlimited unsecured debt, as long as such debt has a maturity date that is at least 91 days after the maturity date of the amended and restated convertible notes. We are not permitted to make any mandatory or optional prepayment on debt (other than permitted senior secured debt) while the amended and restated convertible notes are outstanding.

Yenura Facility Agreement

On January 2, 2008, we entered into a loan facility agreement dated as of December 31, 2007 (facility agreement) with Yenura Pte. Ltd., a Singapore Company (Yenura) in which all voting shares are beneficially owned by Mr. Samara, our Chairman and Chief Executive Officer, pursuant to which Yenura has agreed to make available to us up to $40 million. Under the terms of the facility agreement, we may draw down up to $40 million on or prior to January 31, 2008. We will issue subordinated convertible notes (subordinated convertible notes) to Yenura in the principal amount of each draw down. The subordinated convertible notes, each of which will mature on the fifth anniversary of issuance of the first note, will bear interest at the rate of 8% per annum (payable annually in arrears as additional principal amount and not in cash). The principal amount of each such subordinated convertible notes (including any accreted interest) will be convertible into our Class A Common Stock at $4.25 per share.

The subordinated convertible notes are subordinated in all respects to our existing indebtedness which includes our senior secured notes discussed above and secured convertible notes as discussed above. We have agreed to prepay the entire outstanding amount due on the senior secured notes (original principal amount of $45 million) out of the proceeds of any debt or equity financing raised by us or any of our subsidiaries. In connection with Yenura’s agreement to make funds available to us under the facility agreement, pursuant to a waiver agreement dated December 31, 2007, the holders of the senior secured notes received a pre-payment of $10 million but such holders agreed to waive their pre-payment right with respect to the remaining $30 million of funds available us under the facility agreement.

Subject, in all cases, to the prior right of the holders of the senior secured notes and amended and restated convertible notes to be paid in full, the subordinated convertible notes may be redeemed at the option of the holder upon certain change of control events or events of defaults and may be redeemed at our option upon the satisfaction of certain equity conditions not earlier than 3 years from the date such subordinated convertible notes is issued.

The subordinated convertible notes are first convertible into shares of Class A Common Stock upon the earliest to occur of the following: (i) January 15, 2009, (ii) an event of default and (iii) the first public announcement of a proposed of a proposed change of control. The terms “event of default” and “change of control” are defined in the subordinated convertible notes.

Pursuant to the facility agreement, we have agreed to use our commercial reasonable best efforts to register the shares underlying the subordinated convertible notes for resale on a shelf resale registration statement within 90 days after the subordinated convertible notes first become convertible into shares of Class A Common Stock.

As provided for under the facility agreement, on January 3, 2008, Yenura transferred $2.49 million to us in return for a subordinated convertible notes in that principal amount. Yenura has been slow in making the full committed amount available to us, consequently, as of March 31, 2008, we had drawn $19.2 million. The convertible notes will be convertible at the option of the note holders into shares of Class A Common Stock.

Procedures for Approval of Related Party Transactions

Our audit committee, pursuant to its charter, reviews and provides prior approval of all transactions or arrangements required to be disclosed pursuant to SEC Regulation S-K, Item 404, between us and any of our directors, officers, principal stockholders or any of our or their respective affiliates, associates or related parties.

AUDIT COMMITTEE REPORT

This report does not constitute soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in any such filing, except to the extent we specifically incorporate this report by reference therein.

The Audit Committee has reviewed and discussed the audited consolidated financial statements of WorldSpace for the fiscal year ended December 31, 2007 with WorldSpace’s management. The Committee has discussed with Grant Thornton LLP (Grant Thornton), WorldSpace’s independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as modified or supplemented.

The Committee has also received the written disclosures and the letter from Grant Thornton required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Committee has discussed the independence of Grant Thornton with that firm.

Based on the Committee’s review and discussions noted above, the Committee unanimously recommended to the Board (and the Board has approved) that WorldSpace’s audited consolidated financial statements be included in WorldSpace’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC.

James R. Laramie

Chairman

Kassahun Kebede

William Schneider, Jr.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The compensation philosophy that guides and directs management’s and the compensation committee’s activities in developing and implementing a comprehensive pay program recognizes that long-term stockholder value creation is the ultimate goal of the business and that people are WorldSpace’s greatest asset in achieving that goal. Our compensation committee uses compensation as one means of incentivizing executive officers to achieve our business objectives.

Our compensation committee has overall responsibility for defining and administering our compensation program for executive officers and establishing specific compensation levels. Our executive officers include: Mr. Samara, our Chairman of the Board, President and Chief Executive Officer (CEO); Mr. Armstrong, our Co-Chief Operating Officer (Co-COO); Mr. Brown, our Co-Chief Operating Officer (Co-COO); Mr. Ganesan, our Chief Financial Officer (CFO); and Mr. Frickel, our Executive Vice President, Secretary and General Counsel (GC). In carrying out its duties, our compensation committee may request the views of internal and external experts, however under no circumstances do our Chief Executive Officer or other executive officers vote on matters before the compensation committee. The members of our compensation committee are all considered independent directors as defined by Nasdaq rules.

Overall Objectives of Executive Officer Compensation Program

Towards our goal of motivating our executives to create long-term stockholder value for the business we have developed a total compensation program with the following specific objectives:

•	Creating Shareholder Alignment: Reward executives for directly contributing to increasing total stockholder returns over the long-term

•	Driving Enterprise Performance: Promote accountability for WorldSpace and individual performance

•	Attracting and Retaining High Caliber Leaders: Maintain a group of key employees having a proven potential to make significant positive impact on WorldSpace’s business

Our current compensation program consists of two annual elements, base salary and annual incentive, and one long-term element, stock-based compensation. Each of the above elements taken together fulfills the overall program goals, although certain elements have greater focus on one or another of the specific goals as described in the table detailing pay elements below.

Pay Elements

We endeavor to maintain a proportional mix of pay elements that is reflective of each executive officer’s role in the company, and is competitive with similarly positioned companies’ executives in the comparable talent market. We believe that the current proportion of fixed (annual base salary) and variable pay (annual- and long-term incentives) in the total compensation opportunity are appropriate for executive officers in that a significant majority is variable and is paid only if company and individual performance objectives are achieved. In addition, the proportion of annual and long-term pay in the total compensation opportunity corresponds to the particular executive officer’s roles in defining and impacting our long-term strategy.

Pay Element	Purpose	% of Total Pay
Base Salary (Fixed)	• Provide competitive level of base compensation commensurate with position and experience	CEO & Co-COO CFO GC	15 – 20% 20 – 25% 25 – 30%
• Primarily to attract and retain high caliber leaders

Annual Incentive (Variable)	• Provide competitive variable annual pay opportunity	CEO & Co-COO CFO GC	15 – 20% 20 – 25% 25 – 30%
corresponding to enterprise, business group and individual performance
• Primarily to drive enterprise and individual performance

Long-Term Incentive (Variable)	• Provide competitive variable long-term incentive opportunity aligning with total shareholder returns	CEO & Co-COO CFO GC	60 – 70% 60 – 70% 55 – 65%
• Provide strong retentive value, and wealth building opportunity in lieu of supplemental retirement programs
• Primarily to create shareholder alignment; secondarily to retain high caliber leaders

The compensation committee considers the performance of, and the compensation levels provided by, comparable companies when making compensation-related decisions. Each pay component, and the total pay opportunity, is generally targeted at the median (50th percentile) of the comparator group for positions with similar responsibility after normalizing for certain factors (e.g., annual revenues, market capitalization, stage of development) to make accurate comparisons. In consideration of the fact that WorldSpace has very few direct business comparators (e.g., satellite digital audio radio services), the compensation committee uses a broad group of comparators to benchmark pay and performance levels, including those with similar business models and similar operational components, talent competitors, and those at a similar stage of business development. For 2007 and 2008 pay decisions, the group of publicly-held comparables against which pay practices were benchmarked included: Cox Radio, Napster, Orbital Sciences Corporation, Radio One, Sirius Satellite Radio, Westwood One, WorldGate Communications, ViaSat and XM Satellite Radio Holdings.

The compensation committee uses the analysis of WorldSpace relative to comparators as inputs into determining pay, but does not mechanistically apply the outputs of these analyses in establishing pay practices or levels. The information and analyses are considered within the greater context of the competitive market for executive talent, the strategic value of an executive’s talents relative to the company’s short- and medium-term execution needs, the experience of each executive, the recommendation of the Chief Executive Officer, and the overall affordability of adopting recommended practices or levels. Members of executive management do not vote or otherwise participate in the final committee level decision-making process for establishing pay programs or setting pay levels.

Annual Base Salary

Consistent with our compensation philosophy, the compensation committee reviews the positioning of base salaries for our executive officers to target pay levels at approximately the median of the comparator group. Each of our executive officers has an employment agreement stipulating a minimum base salary level that is subject to review and possible increase annually by the compensation committee, any decrease requires the consent of the executive. We follow a two step process for reviewing and recommending changes to base salaries: Chief Executive Officer review and recommendation to the committee for the other executives; compensation committee review and approval of all executives, including the CEO.

Each year, our Chief Executive Officer evaluates and discusses the contributions of each executive officer during one-on-one conversations focusing on the accomplishment of strategic and operational goals defined at the beginning of the year, performance relative to general job duties, and involvement in emergent strategic and financial achievements during the year. In addition, the Chief Executive Officer assesses the retention risk and the potential impact to the organization of the executive’s departure, and internal equity of pay levels among senior level managers. The Chief Executive Officer recommends changes to base salary according to these reviews and upon consideration of the applicable comparator data.

The compensation committee reviews the Chief Executive Officer’s recommendations for the other executive officers and the applicable comparator data in making its assessment. The committee also takes into consideration the overall performance of WorldSpace, the executive’s prior year performance, and the executive’s strategic value in achieving company goals (e.g., the executive’s scope of responsibility and magnitude of impact) in making compensation changes. The compensation committee annually evaluates the performance of the Chief Executive Officer following a similar approach. The committee gauges the CEO’s general management and leadership effectiveness in his role and specifically evaluates performance versus a defined set of annual goals, progress towards achievement of longer term strategic goals, and overall management of operations.

In 2007, the CEO recommended and the committees approved, base salary increases for Messrs. Frickel and Ganesan of $50,000 and $75,000, respectively. In 2008, the CEO recommended, and the committee agreed, that no base salary increases be made to any executive officers in light of the 2007 company performance.

Annual Incentives

The compensation committee believes that a portion of compensation should normally be in the form of annual cash-based incentives, which tie each executive’s annual pay to the company’s performance and individual performance. All executive officers are eligible to earn cash bonuses based on satisfying specific performance targets determined at the beginning of each year; the target level of annual payment opportunity is stipulated in each executive’s employment agreement. Performance measures reflect the near-term business priorities and have the following characteristics:

•	Represent a balanced emphasis on key financial and operational drivers of stockholder value

•	Reinforce strong worldwide subscriber growth and efficient use of stockholders’ economic resources

•	Focus actions on accomplishment of key catalyst events as well as the planning and preparatory activities required for realizing the longer-term strategy

At the beginning of each year, the board of directors and executive management establish the company’s annual objectives within the context of the corporate budget setting process. Objectives are established each year depending on the business focus for the year. The compensation committee, in consultation with the Chief Executive Officer, defines a set of Enterprise Objectives to which all executive officers as a team are accountable and a separate set of Special Emphasis Objectives for each executive officer individually. The Enterprise and the Special Emphasis Objectives are defined in detail and are each supported by measurable performance targets so as to be as objectively quantifiable as possible in assessing accomplishment at the end of the year. However, some level of judgment in measuring the degree of accomplishment is left to the members of the committee, and they reserve the right to apply negative discretion to the calculated payments.

Each executive officer has the opportunity to earn up to 150% of his target annual incentive amount for exemplary performance against the Enterprise and Special Emphasis Objectives. While the minimum amount of potential incentive payment is zero, we do not believe that an “all or nothing” approach is appropriate for the annual incentive awards. Therefore, the performance goals are graduated so that the executive officer can receive a portion of the target payment in the event that an acceptable level of results is achieved; this “threshold” is set to 50% for each the target performance and payment. For the potential payout amounts for 2007 incentive compensation, see the table “Grants of Plan-Based Awards”. The Enterprise and Special Emphasis Objectives are given different proportional weightings directly affecting the calculation of the annual incentive payment (see illustrative calculation below).

ILLUSTRATIVE BONUS PAYOUT CALCULATION

	Objective Weighting		Actual Performance as % of Target		Weighted Actual Performance
Objective					Per Objective		Total		Executive Bonus Target		Calculated Bonus Payment
Enterprise	70%	x	50%	=	35%
					+	=	65%	x	$100,000	=	$65,000
Special Emphasis	30%	x	100%	=	30%

For 2007, Enterprise Goals and Special Emphasis Objectives were weighted 70% and 30%, respectively. The four primary Enterprise Goals for the year were to: Raise Funding to Support Execution of the Business Plan, Execute in Italy and India, Obtain Regulatory Approvals/Licenses, and Develop Supporting Technology. The goals set for the executive officers were sufficiently difficult to obtain such that it was not possible to determine, at the time the goals were set, whether “target” performance would be achieved. “Target” performance, and therefore payment, will only be achieved after significant business performance is achieved. Review of 2007 Company performance revealed that delivery on Enterprise Goals was so far below expectations and the Company’s resources were so constrained going into 2008 that the CEO recommended and the compensation committee agreed that no incentive awards be made to executive officers.

Accordingly, no annual incentives for executive officers were approved by the compensation committee.

Long-Term Equity-Based Incentives

We believe that the executive officers and other key employees should be eligible to receive long-term stock-based awards to align stockholder and management interests, and to attract and retain high caliber leaders. The company encourages stock ownership by executives, but does not have any formal stock ownership or retention guidelines.

We provide long-term equity-based incentives through the WorldSpace, Inc. 2005 Incentive Award Plan (the “2005 Incentive Award Plan”) which the compensation committee administers. The 2005 Incentive Award Plan provides for the grant of nonqualified stock options, incentive stock options, restricted shares, restricted share units, stock appreciation rights, performance units, performance shares, phantom shares, and other share based awards to our employees, consultants and directors, those of our subsidiaries and affiliates.

Award recipients are selected based on their past performance and their future potential to contribute significantly to our success. The amount and type of equity awarded is based on five factors:

•	comparator compensation benchmarks,

•	the strategic value of the recipient’s role in our business, specifically his or her ability to impact the successful execution of our long-term strategy,

•	the degree of retention risk, specifically the likelihood of turnover and magnitude of impact on our ability to do business,

•	historical individual performance, and

•	company affordability, as measured by the economic value dilution to our stockholders of the grants in aggregate.

All of these factors influence the equity vehicle used and the grant amounts, which are assessed on an executive by executive basis.

The committee continues to believe that the best method for advancing the interest of our business and ultimately the stockholders is by awarding equity in the form of restricted shares (performance-vested or service-vested) and stock price appreciation vehicles (non-qualified stock options or stock appreciation rights) according to the criteria stated previously. All of our equity grants, except performance-vested grants, vest on a pro-rata basis over three years.

To further focus executive officers’ efforts on objectives to increase shareholder returns and as balance against our relatively high levels of potential dilution from historical employee grants, we decided to make grants in 2007 using stock-settled stock appreciation rights. Awards granted to our executive officers in 2007 are set forth in the table “Grants of Plan-Based Awards”. For 2008, given Company performance in 2007, the CEO recommended and the compensation committee agreed to defer consideration of long-term equity awards to later in the year in order to better assess both company performance and individual executive officer performance in light of the Company’s exigent circumstances.

We determine the fair market value of all equity grants based on the closing price of our stock on the date of grant. Traditionally, the date of grant has been the date of the compensation committee’s approval of the award. At the time of our initial public offering, we anticipated making awards of grants of restricted stock and stock price appreciation vehicles, to employees other than new hires, annually around the anniversary of the initial public offering to align the timing of vesting. Beginning in 2007, we began to make grants to employees, new hires or otherwise, effective on the first business day following the closing of the employee trading window after the award is approved. Our trading window opens on the second day following a public earnings release and closes ten calendar days thereafter. This timing allows the compensation committee to take into account the availability of audited financial results for the prior quarter, or year, and to determine grants to individual employees within the context of our overall company performance. We believe that this is the most appropriate method for ensuring that stockholders have had sufficient time to react to any material information provided by executive management during our earnings release and therefore that any potentially beneficial grant timing is mitigated such that an accurate fair market value can be used. In addition, while we continue to use the closing price of our stock on the date of grant as the exercise or base price of the award, we began calculating the number of shares covered by the award by determining the target dollar value of the award and dividing that by the average trailing 30-day closing stock price (subject to a present value factor derived using a Black-Scholes-Merton Model). In applying this methodology our intention is to further moderate the effects of a volatile stock price which can be unduly influenced by factors not directly tied to our business performance (e.g., our stock is thinly traded). Our compensation committee retains the authority to make grants at other times during the year when it deems appropriate.

Perquisites

We do not provide perquisites to our named executive officers that are not offered broadly to other employees.

Retirement Plans

We do not provide special supplemental benefits to our named executive officers that are not offered broadly to other employees and do not maintain a pension plan. We do maintain a 401(k) plan under which all employees may defer up to 15% of their salary on an annual basis (up to the maximum defined in that year by the Internal Revenue Service). WorldSpace makes discretionary matching contributions up to 3% of the employee’s annual salary, subject to maximum limits set by the Internal Revenue Service.

As discussed in more detail under “Potential Payments upon Termination or Change in Control”, the executive officers’ employment agreements provide for payments under certain circumstances in connection with a change in control coupled with a termination of employment. The agreements contain customary triggering events for payments and vesting of benefits designed to provide for fair treatment of the participants under the various circumstances.

Tax Considerations

Section 162(m) of the U.S. Internal Revenue Code of 1986 limits deductibility of compensation in excess of $1 million paid to the Company’s CEO and to each of the other four highest-paid executive officers unless this compensation qualifies as “performance-based.” Our annual incentive compensation is not issued pursuant to a 162(m) plan and would not qualify as performance-based for purposes of 162(m). We have reserved the right under our executive employment agreements to create an annual incentive compensation and/or bonus program intended to meet the requirement of Section 162(m) if we deem such a plan appropriate and to provide all or a portion of the incentive compensation and bonus payments to be made to a named executive officer under his employment agreement under such a plan.

SUMMARY COMPENSATION TABLE

The following table contains information regarding compensation earned by our named executive officers in the years ended December 31, 2006 and December 31, 2007:

•	Our Chairman of the Board, President and Chief Executive Officer;

•	Our Chief Financial Officer; and

•	Our three other most highly compensated executive officers.

Name and Principal Position	Year	Base Salary ($)	Restricted Stock Awards ($)(1)	Stock Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Noah A. Samara	2007	650,000	—	222,506	—	—	872,506
Chairman of the Board, President and Chief Executive Officer	2006	650,000	2,272,036	—	—	—	2,922,036
Gregory B. Armstrong	2007	450,000	—	726,532	—	6,750	1,183,282
Co-Chief Operating Officer(4)	2006	225,000	119,472	371,128	89,505	5,064	810,169
Alexander P. Brown	2007	450,000	—	726,532	—	6,750	1,183,282
Co-Chief Operating Officer(5)	2006	294,999	119,472	371,128	126,555	844	912,998
Sridhar Ganesan	2007	400,000	—	146,859	—	6,750	553,609
Executive Vice President- Chief Financial Officer	2006	325,000	1,199,597	—	130,000	6,600	1,661,197
Donald J. Frickel	2007	325,000	—	106,803	—	6,750	438,553
Executive Vice President, General Counsel and Secretary	2006	75,000	—	—	99,000	6,600	380,600

(1)	Amounts indicated in the columns “Restricted Stock Awards” and “Stock Option Awards” represent the compensation expense recorded in 2006 and 2007, respectively, related to restricted stock, stock options and stock appreciation rights awarded to our named executive officers. Compensation expense is calculated in accordance with Statement of Financial Accounting Standards 123(R), Share-Based Payment. See Note B to our Consolidated Financial Statements included in our Form 10-K for the years ended December 31, 2006 and December 31, 2007, respectively, for the relevant assumptions used to determine fair value. The amounts shown do not represent amounts paid to the named executive officers. The compensation expense shown under restricted stock awards for Messrs. Armstrong and Brown are performance-vested restricted shares as described above in the Compensation Discussion and Analysis.
(2)	Represents annual incentive amounts earned for 2006 and 2007, respectively, which were paid in 2007 and 2008. Mr. Samara was awarded a small portion of his annual incentive award for 2006 but advised the committee that he believed it was in the best interest of WorldSpace that he decline any incentive award for performance in 2006.

(3)	The amounts indicated in the column “All Other Compensation” represent our matching contributions to our 401(k) plan.
(4)	Mr. Armstrong assumed the position of Co-Chief Operating Officer effective July 2006.
(5)	Mr. Brown assumed the position of Co-Chief Operating Officer effective May 2006.

GRANTS OF PLAN-BASED AWARDS

The following table contains information related to:

•	Annual incentive award amounts that could have been earned in 2007 by our named executive officers if certain goals were satisfied; and equity award amounts obtained; and

•	Equity awards made to our named executive officers in 2007 under our 2005 Incentive Award Plan.

Named Executive Officer	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value(4) ($)
		Threshold ($)	Target ($)	Maximum ($)	Target (#)
Noah A. Samara	4/9/2007 4/9/2007	308,750	617,500	926,250	(2)		175,439 204,918	3.55 7.10	459,650 461,066
Gregory B. Armstrong	4/9/2007 4/9/2007	175,500	351,000	526,500	(2)		131,579 153,689	3.55 7.10	344,737 345,800
Alexander P. Brown	4/9/2007 4/9/2007	175,500	351,000	526,500	(2)		131,579 153,689	3.55 7.10	344,737 345,800
Sridhar Ganesan	4/9/2007 4/9/2007	160,000	320,000	480,000	(2)		115,789 135,246	3.55 7.10	303,367 304,304
Donald J. Frickel	4/9/2007 4/9/2007	81,250	162,500	243,750	(2)		84,211 98,361	3.55 7.10	220,633 221,312

(1)	Amounts represent the threshold, target and maximum annual cash incentive award amounts that could have been earned by the executive for 2007 as described in the Compensation Discussion and Analysis under “Annual Incentive.” The actual amount earned by each executive is set forth in the Summary Compensation Table in the column “Non-Equity Incentive Plan Compensation.”
(2)	Under each named executive officer’s employment agreement, the executive is eligible to receive a specified dollar amount of a long-term incentive grant each year. The target amounts are $2,500,000, for Mr. Samara, $1,500,000 for each of Messrs. Armstrong and Brown, $825,000 for Mr. Ganesan and $600,000 for Mr. Frickel.
(3)	Represents stock-settled SARs granted under our 2005 Incentive Award Plan. The awards rest in three equal installments on the anniversary of the grant date.
(4)	Represents the grant date fair value of stock-settled SARs granted under our 2005 Incentive Award Plan in 2007. The fair value is calculated based on the grant date fair value of the award as determined under SFAS 123(R) for financial reporting purposes multiplied by the number of shares granted and does not represent amounts paid to the executive officers for the year. Fair value for SARS is determined using the Black- Scholes-Merton Model. See Note B to our Consolidated Financial Statements included in Form 10-K for the year ended December 31, 2007 for discussion of the relevant assumptions used to determine fair value.

Employment Agreements

Each of our named executive officers has an employment agreement stipulating, among other matters, base salary, annual incentive and long-term incentive award levels.

Mr. Samara’s agreement, executed in June 2005, set Mr. Samara’s base salary at no less than $650,000 per year during the term of his employment. The agreement provides an annual cash incentive award target level of 95% of his base salary, which can be adjusted upward in subsequent years. It also provided for an initial grant of 591,875 restricted shares upon the closing of our initial public offering in August 2005 and provides that Mr. Samara is eligible for subsequent annual equity awards with a target value of at least $2,500,000. Restricted stock awards include the right to receive dividends at the rate paid to all shareholders, and the right to vote the stock prior to the vesting of the stock. His agreement provides for an initial term of five years, with an automatic three-year extension and subsequent one-year automatic extensions.

Messrs. Armstrong and Brown have identical employment agreements as they pertain to compensation. Each agreement was executed in May 2006 and provides for a base salary of no less than $450,000 per year during the term of employment. The agreement provides an annual cash incentive award target level of 78% of base salary, which can be adjusted upward in subsequent years. It also provides for an initial grant of 200,000 performance-vested restricted shares and a grant of non-qualified stock options with a value of $1,500,000, and provides that the executives are eligible for subsequent annual equity awards with a target value of $1,500,000. The stock options vest one-third per year upon the anniversary of the grant date. Restricted stock awards include the right to receive dividends at the rate paid to all stockholders, and the right to vote the stock prior to the vesting of the stock. The agreements provide for an initial term of three years, with automatic one-year extensions.

Mr. Ganesan’s agreement, executed in June 2005, as modified by the compensation committee effective January 1, 2007, currently set Mr. Ganesan’s base salary at no less than $400,000 per year during the term of his employment. The agreement as currently in effect provides an annual cash incentive award target level of 80% of his base salary, which can be adjusted upward in subsequent years. It also provided for an initial grant of 312,500 restricted shares upon the closing of our initial public offering in August 2005 and provides that Mr. Ganesan is eligible for subsequent annual equity awards with a target value of at least $1,000,000. Restricted stock awards include the right to receive dividends at the rate paid to all stockholders, and the right to vote the stock prior to the vesting of the stock. His agreement provides for an initial term of three years, with automatic one-year extensions.

Mr. Frickel’s agreement, executed in June 2005, as modified by the compensation committee effective January 1, 2007, currently sets Mr. Frickel’s base salary at no less than $325,000 per year. The agreement as currently in effect provides for an annual cash incentive award target level of 55% of his base salary, which can be adjusted upward in subsequent years. It also provides that Mr. Frickel is eligible for annual equity awards with a target value of at least $800,000. Restricted stock awards include the right to receive dividends at the rate paid to all stockholders, and the right to vote the stock. His agreement provides for an initial term of three years, with automatic one-year extensions.

Material terms of compensation upon various termination scenarios are described in “Potential Payments upon Termination and Change in Control.”

2005 Incentive Award Plan

Our 2005 Incentive Award Plan (the Plan) was adopted by our board of directors on June 19, 2005 and approved by our stockholders at our annual meeting of stockholders on July 7, 2005. An amendment to increase the number of shares available under the Plan from 5,625,000 to 12,625,000 was adopted, effective May 25, 2007, after approval by our stockholders at our annual meeting of stockholders. The Plan provides for the grant of incentive stock options to our employees and employees of our subsidiaries, and nonqualified stock options, restricted shares, stock appreciation rights, performance units, performance shares, phantom shares, restricted share units and other share based awards to our employees, consultants and directors, and employees, consultants and directors of our subsidiaries and affiliates.

As of April 1, 2008, awards representing 6,036,966 shares of our Class A Common Stock had been issued under the Plan and there remained 6,588,034 shares available for future awards.

Set forth below is a summary of the principal provisions of the Plan.

Shares Available. Shares of our Class A Common Stock granted to satisfy awards under the Plan may be authorized and unissued shares, issued shares held in our treasury, or shares acquired by us on the open market. Shares subject to awards under the Plan which are lapsed, forfeited, expired, terminated, or settled in cash, and shares surrendered to us as payment of exercise price, withholdings tax, or as part of an award exchange program, will again become available for grants under the Plan.

No more than 2,812,500 shares may be subject to the total awards granted to any individual participant under the Plan in a given calendar year.

Administration of Awards. The Board has appointed our compensation committee to administer the Plan. The committee has the power and discretionary authority to determine the terms and conditions of the awards, including the individuals who will receive awards, the term of awards, the exercise price, the number of shares subject to each award, the limitations or restrictions on vesting and exercisability of awards, the acceleration of vesting or the waiver of forfeiture or other restrictions on awards, the form of consideration payable on exercise, whether awards will be adjusted for dividend equivalents, and the timing of grants. The committee also has the power to modify, amend or adjust the terms and conditions of outstanding awards, to implement an award exchange program, to create other share based awards for issuance under the Plan, to arrange for financing by broker-dealers (including payment by us of commissions), to establish award exercise procedures (including “cashless exercise”) and to establish procedures for payment of withholding tax obligations with cash or shares.

Stock Options. The committee may grant options that are intended to qualify as incentive stock options, or non-qualified options. The committee determines the exercise price of options granted under the Plan, but except as required by law of a foreign jurisdiction or due to a merger or other corporate transaction, the exercise price of an option may not be less than 100% of fair market value of our Class A Common Stock on the date the option is granted. For incentive stock options granted to any participant who owns at least 10% of the voting power of all classes of our outstanding stock, the option award must not have a term longer than 5 years, and must have an exercise price that is at least 110% of fair market value of our Class A Common Stock on the date of grant. No options may be granted for a term longer than 10 years. Options may be exercised as provided in the applicable award agreement. Generally, when a participant is terminated by us for good cause, outstanding options granted under the Plan will be forfeited immediately. For other terminations of employment, vested options generally remain exercisable for three months after termination, for 12 months after termination for death or disability, and for 36 months after termination for retirement or, subject to non-competition restrictions during the term of the post-termination exercise period, early retirement. Specific provisions of a written employment agreement may provide for different treatment. However, an option granted under the Plan is never exercisable after its term expires.

Automatic Non-Employee Director Awards. Any continuing non-employee director who has served on our board for more than 6 months is automatically granted 25,000 non-qualified options each year on the date of the annual stockholders meeting. All stock options granted to non-employee directors have an exercise price equal to 100% of the fair market value of our Class A Common Stock on the date of grant and vest annually in three equal installments over a period of three years. At its discretion, our board is authorized to add or substitute grants of other awards under the Plan, including restricted shares and restricted share units.

Restricted Shares. Restricted share awards are shares of our Class A Common Stock that vest in accordance with restrictions that are determined by the committee. The maximum number of shares issuable as restricted shares under the plan is 2,812,500. The committee has the discretion to determine the individuals who will receive a restricted share award, the number of shares granted, when the shares will be paid to the participant, whether the participant will have the right to vote the restricted shares or receive dividend amounts, whether the shares will be issued at the beginning or the end of a restricted period, and any other terms and conditions with respect to vesting, deferral, payment options and other award characteristics as it deems appropriate. The committee may also provide that the participant may be granted a cash award that is payable upon the vesting of the restricted shares. Generally, unless our board decides otherwise, upon a participant’s termination of employment for any reason, restricted shares that have not vested are immediately forfeited to us. When a participant terminates employment for disability, death, retirement, early retirement, or other special circumstances, the committee may waive the forfeiture requirement and other restrictions on the shares if it determines that it is in our best interests to do so. Specific provisions of a written employment agreement may provide for different treatment.

Stock Appreciation Rights. Stock appreciation rights (SARs) may be granted in conjunction with a related option, as tandem SARs, or separately as free standing SARs. SARs generally allow the participant to receive the appreciation on the fair market value of our Class A Common Stock between the date of grant and the exercise date, for the number of shares with respect to which the SAR is being exercised. Tandem SARs are generally exercisable based on certain terms and conditions of the underlying options, although the committee may grant tandem SARs with a base price that is higher than the underlying option price. Free standing SARs are granted with a base price not less than 100% of the fair market value of our Class A Common Stock on the date of grant and are subject to terms and conditions as determined by the committee. The committee may provide that SARs be payable in cash, in shares of our Class A Common Stock, or a combination of both, and subject to any limitations or other conditions as it deems appropriate. SARs may be payable on a deferred basis only to the extent provided for in the participant’s award agreement.

Performance Units and Performance Shares. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the committee are achieved or the awards otherwise vest. The committee will establish, in its discretion, performance goals, which will determine the number of performance units and the value of performance shares, if any, to be paid out to participants. The committee will also set time periods of at least 12 months during which the performance goals must be met. The performance goals may be based upon the achievement of corporation-wide, divisional or individual goals, applicable securities laws or any other basis as determined by the committee. The committee will determine whether payment for performance unit and performance share awards will be made in cash, shares of our Class A Common Stock, or a combination of both. The initial value of performance units will be established by the committee by the date of grant and that of performance shares will be set at an amount equal to the fair market value of our Class A Common Stock on the date of grant. The committee may modify the performance goals as necessary to align them with our corporate objectives only if there has been a material change in our business, operations or capital or corporate structure.

Phantom Shares. A phantom share is a hypothetical share having a value based on a share of our Class A Common Stock. The committee may impose any restrictions or conditions upon the vesting of phantom share awards, and on the timing and method of delivery of consideration after the vesting of phantom share awards, as it deems appropriate. A phantom share award may be payable in cash, shares of our Class A Common Stock, or a combination of both, and may provide for the payment of dividend equivalent amounts, as determined by the committee. An award agreement granting phantom shares may contain a maximum dollar amount payable under the Plan, as the committee so determines.

Restricted Share Units. Restricted share unit awards may consist of grants of restricted shares, performance units or performance shares which may be payable in installments or on a deferred basis. The restricted share units will contain such terms and conditions, which may include performance goals or other criteria, as the committee deems appropriate, and may be payable in cash, shares of our Class A Common Stock, or a combination of both.

Other Share Based Awards. In addition, the committee may create other forms of awards in addition to the specific awards described in the Plan which may be granted alone or in tandem with other awards under the Plan. The committee has complete authority to determine the persons to whom and the time or times at which such other share based awards will be granted, the number of shares of our Class A Common Stock, if any, to be granted, whether the value of the awards will be based on shares or cash, and any other terms and conditions.

Effect of a Change of Control. In the event of a reorganization constituting a merger, consolidation, liquidation, dissolution or sale of all or substantially all of our assets, or a change in control in our ownership as defined in the Plan, and unless otherwise provided in an award agreement or a written employment contract between our company and a plan participant, generally, our board of directors, in its discretion, will provide that the successor corporation will assume each award or replace it with a substitute award, or the awards will become exercisable or vested in whole or in part upon written notice, or the awards will be surrendered for a cash payment, or any combination of the foregoing will occur. If any participant in the Plan is terminated involuntarily other than for death, disability or good cause within one month before or twelve months after a change in control, the vesting of the awards will generally accelerate and become fully exercisable or unrestricted. If a participant in the Plan is entitled to receive payments that would qualify as excess “parachute payments” under Section 280G of the Internal Revenue Code, those payments may be reduced so that the participant is not subject to the excise tax under Section 4999 of the Internal Revenue Code if such a reduction would result in the participant’s receiving a greater after-tax payment.

Under the Plan, and unless otherwise defined in an award agreement or a written employment agreement between our company and a plan participant, a change in control means (i) a person or group (other than Mr. Samara and any entities controlled by him) becomes the beneficial owner of securities constituting 40% or more of voting power, (ii) two-thirds of our current board of directors (including any successors approved by two-thirds of our current board) cease to constitute two-thirds of the board, (iii) a merger or consolidation of our company occurs, unless after the event, 60% or more of the voting power of the combined company is beneficially owned by the same persons as immediately before the event, or (iv) our stockholders approve a plan of complete liquidation or winding-up of our company, or the sale or disposition of all or substantially all our assets.

Transferability. Awards under the Plan generally are not transferable other than by will or by the laws of descent of distribution, and only the participant may exercise an award during his or her lifetime.

Section 162(m) Provisions. Awards to any participant whom the committee determines to be a “covered employee” under Section 162(m) of the Internal Revenue Code may be subject to restrictions, including the establishment of performance goals, as necessary for the award to meet the requirements for performance-based compensation.

Additional Provisions. The Plan will automatically terminate in 2015 unless we elect to terminate it sooner. In addition, our board of directors has the right to amend, suspend or terminate the plan at any time provided that such action does not impair any award previously granted under the Plan. We will not be responsible if awards under the Plan result in penalties to a participant under Section 409A of the Internal Revenue Code. Amendments to the Plan will be submitted for stockholder approval to the extent required by applicable law. Our board of directors is authorized to adopt special provisions for employees residing outside the United States to the extent the committee deems it advisable for compliance with foreign tax, securities and other laws.

For a discussion of awards granted to our executive officers and directors under the Plan, see “Executive Compensation” and “Corporate Governance and Board Matters—Directors Compensation.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table contains information related to unexercised stock options and unvested restricted stock held by each of our named executive officers as of December 31, 2007.

Named Executive Officer	Option Awards							Stock Awards
	Number of Securities Underlying Unexercised Options (#)				Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable		Unexercisable
Noah A. Samara	565,625					2.66	8/31/2013
	7,031,250					6.71	6/4/2010
			175,439	(1)		3.55	4/9/2017
			204,918	(1)		7.10	4/9/2017
Gregory B. Armstrong	119,890	(2)	239,779	(2)		5.99	5/5/2016			200,000	(3)	336,000	(4)
			131,579	(1)		3.55	4/9/2017
			153,689	(1)		7.10	4/9/2017
Alexander P. Brown	119,890	(1)	239,779	(1)		5.99	5/5/2016			200,000	(3)	336,000	(4)
			131,579	(1)		3.55	4/9/2017
			153,689	(1)		7.10	4/9/2017
Sridhar Ganesan			115,789	(1)		3.55	4/9/2017
			135,246	(1)		7.10	4/9/2017
Donald J. Frickel	140,625					8.53	1/1/2009
	140,625					8.53	1/1//2010
	140,625					8.53	1/1//2011
	140,625					8.53	1/1//2012
	140,625					8.53	1/1//2013
	140,625					8.53	1/1//2014
			84,211	(1)		3.55	4/9/2017
			98,361	(1)		7.10	4/9/2017

(1)	Represents stock-settled stock appreciation right which vests in three equal installments upon the anniversary of the grant date, April 9, 2007.
(2)	Represents stock options which will vest in two equal installments on May 5, 2008 and May 9, 2009.
(3)	Messrs. Armstrong and Brown’s restricted stock awards vest according to performance against a set of predefined performance goals as described in the Compensation Discussion and Analysis under “Long-Term Equity-Based Incentives”.
(4)	The stock price used to calculate value is $1.68 per share, the closing price on December 31, 2007.

OPTION EXERCISES AND STOCK VESTED

During 2007, none of our named executive officers exercised stock option awards. The following table contains information related to restricted stock awards held by our named executive officers that vested during 2007.

	Stock Awards
Named Executive Officer	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1)($)
Noah A. Samara	591,875	2,858,756
Gregory B. Armstrong	—	—
Alexander P. Brown	—	—
Sridhar Ganesan	312,500	1,509,375
Donald J. Frickel	—	—

(1)	The stock price used to calculate value is $4.83 per share, the closing price on January 3, 2007, the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Employment Agreement Provisions

Noah. A. Samara’s Executive Employment Agreement. Mr. Samara’s agreement with us provides that if his employment is terminated by reason of cause, death or disability, or Mr. Samara terminates his employment with us other than for good reason or at retirement, he is entitled to any earned but unpaid salary and any accrued benefits, including earned but unpaid or deferred salary payments, accrued but unused vacation days, reimbursement for properly incurred business expenses, and any payments or benefits due to Mr. Samara or his beneficiaries under our benefit plans, to which he is entitled through the date of termination. In the event of Mr. Samara’s death, his base salary will be paid through the end of the calendar month following his death. In the event of Mr. Samara’s termination for disability, he is entitled to his base salary and any applicable benefits through the third calendar month following termination and a pro-rated bonus based on the prior year’s bonus payments, as well as any of his health, medical, dental and similar benefits for eighteen months following termination or an amount equal to the cost of paying for equivalent coverage. Upon the termination of Mr. Samara’s employment for death or disability, any unvested options will be immediately forfeited, but unvested restricted shares will vest in full, and any vested options will be exercisable until the one year after termination, but not after the options expire.

If we terminate Mr. Samara’s employment without cause, or if Mr. Samara terminates his employment with us for good reason, or if prior to his retirement we give Mr. Samara notice that his employment agreement will not be renewed, any outstanding options and restricted share awards of his will immediately vest and/or become exercisable in full, and he will be entitled to severance benefits for a “severance period” defined as the longer of the remainder of the then-current term of his employment agreement with us or 36 months. Mr. Samara’s severance benefits consist of a lump sum payment equal to the number of years in the severance period multiplied by the greater of his target bonus for the year of termination or his average actual bonus payments for the three years prior to the year of termination and a continuation of his base salary through the severance period, as well as the payment of any accrued benefits. In addition, upon such a termination, any loans to us from Mr. Samara become immediately payable in full, we will pay for medical, dental and other health benefits for Mr. Samara and his dependents through the severance period, and we will provide Mr. Samara with executive outplacement services for at least 24 months. For purposes of Mr. Samara’s employment agreement, a finding of “cause” requires the affirmative vote of two-thirds of our board of directors.

In the event that, upon a change in control of our company during the term of his employment agreement with us, Mr. Samara’s employment is terminated within 12 months following the change in control for any reason other than cause, death or disability, or by Mr. Samara for good reason, Mr. Samara is entitled to the severance benefits described in the immediately preceding paragraph, and all stock options and equity-based compensation awards held by him on the date of termination become vested and/or exercisable in full. Mr. Samara is also entitled to an additional gross up payment to compensate him for any “golden parachute” excise tax that he may incur due to his severance or other benefits or payments under his employment agreement or any other agreement with us.

Executive Employment Agreements with Other Named Executive Officers. The executive employment agreements with Messrs. Armstrong, Brown, Ganesan and Frickel provide that if we terminate the employee’s employment for cause, death or disability, or if the employee terminates his employment with us other than for good reason or at retirement, the employee is entitled to any earned but unpaid salary, any unreimbursed expenses and any benefits (including accrued but unpaid vacation days) to which the employee is entitled through the date of termination. In the event of the employee’s death, his base salary will be paid through the end of the calendar month following his death. In the event of the employee’s termination for disability, the employee shall be entitled to base salary and any applicable benefits through the third calendar month following termination and a pro-rated bonus based on the prior year’s bonus payments, as well as any health, medical, dental and similar benefits for 18 months following termination or an amount equal to the cost of paying for equivalent coverage. Upon the termination of the employee’s employment by reason of death or disability, any unvested options or unvested restricted shares will vest in full, and any vested options will be exercisable until one year after termination, but not after the options expire.

Under the agreements, if the employee’s employment is terminated by us other than for cause, or if the employee terminates his employment with us for good reason, he is entitled to certain benefits, which include a lump sum payment of any base salary, benefits (including accrued but unpaid vacation days), bonus amounts and incentive payments that are earned but unpaid as of termination. Subject to compliance with the confidentiality, non-compete, and non-solicitation provisions, the employees are generally also entitled to severance benefits, including a bonus payment for the year of termination to be paid pro rata based on days worked in the year of termination multiplied by the total amount of bonus and incentive payments paid to the employee in the year prior to his termination, and the continuation of base salary payments for 12 months following termination. In addition, all stock option and restricted stock awards immediately vest, and the options may be exercised within 18 months after the termination date, but not after the options expire. As part of their severance benefits, the employees will also be entitled to continued health benefits and premium payments at the same levels as for actively-employed employees for 18 months following termination, and to at least 12 months of employment outplacement services at up to $25,000 in cost.

In the event that we experience a change in control of our company during the term of an executive employment agreement and, within 12 months following the change in control, the employee’s employment is terminated by us or our successor for any reason other than cause, death, disability, or the employee’s good reason, each agreement provides that the employee will receive the severance amounts set forth in the immediately preceding paragraph, and any unvested equity-based compensation awards will become immediately vested and/or fully exercisable. If an employee is entitled to receive payments that would qualify as excess “parachute payments,” those payments may be reduced to avoid the payments becoming subject to any excise tax that the employee may incur if such a reduction would result in a greater after-tax payment for the employee.

Definition of Change in Control under the Executive Employment Agreements. For purposes of each of the executive employment agreements, a “change in control” means:

•	a person or group (other than Mr. Samara and any entities controlled by him) becomes beneficial owner of securities constituting 40% or more of voting power;

•	two-thirds of our current board of directors (including any successors approved by two-thirds of our board) cease to constitute two-thirds of the board;

•

a merger or consolidation of our company occurs, unless, after the event, 60% or more of the voting power of the combined company is beneficially owned by the same persons as immediately before the event; or

•	our stockholders approve a plan of complete liquidation or winding-up of our company, or the sale or disposition of all or substantially all our assets.

Potential Payments upon Termination or Change in Control

The following tables describe potential payments and other benefits that would have been received by each named executive officer or their estate if there had been a change in control or employment had been terminated, under various circumstances, on December 31, 2007. The potential payments listed below assume that there is no earned but unpaid base salary as of December 31, 2007, and that vacation pay is de minimis. The amounts represented by stock options and restricted stock represent unvested awards for which the vesting would be accelerated as a result of the termination event. All such awards held by the named executive officers at December 31, 2007 that would have become vested and/or exercisable upon a terminating event are shown at their in-the-money value using the closing stock price on December 31, 2007 of $1.68.

Noah A. Samara	Retirement ($)	Voluntary Departure ($)	Death ($)	Disability ($)	Termination without Cause ($)	Termination for Cause ($)	Involuntary Termination in Connection with Change in Control ($)
Base Salary	—	—	54,167	162,500	2,275,000	—	2,275,000
Annual Incentive(1)	—	—	—	—	2,161,250	—	2,161,250
Stock Options	—	—	—	—	—	—	—
Restricted Stock	—	—	—	—	—	—	—
Healthcare Benefits(2)	—	—	—	30,000	70,000	—	100,000
Out-Placement Services	—	—	—	—	25,000	—	25,000
Excise Tax Gross Up(3)	—	—	—	—	—	—	1,394,321

Total	—	—	54,167	192,500	4,531,250	—	5,955,571

Gregory B. Armstrong	Retirement ($)	Voluntary Departure ($)	Death ($)	Disability ($)	Termination without Cause ($)	Termination for Cause ($)	Involuntary Termination in Connection with Change in Control ($)
Base Salary	—	—	37,500	112,500	450,000	—	450,000
Annual Incentive(1)	—	—	—	351,000	351,000	—	351,000
Stock Options(4)	—	—	—	—	—	—	—
Restricted Stock	—	—	—	—	—	—	—
Healthcare Benefits(2)	—	—	—	30,000	30,000	—	30,000
Out-Placement Services	—	—	—	—	25,000	—	25,000
Excise Tax Gross Up(3)	—	—	—	—	—	—	138,339

Total	—	—	37,500	493,500	856,000	—	994,339

Alexander P. Brown	Retirement ($)	Voluntary Departure ($)	Death ($)	Disability ($)	Termination without Cause ($)	Termination for Cause ($)	Involuntary Termination in Connection with Change in Control ($)
Base Salary	—	—	37,500	112,500	450,000	—	450,000
Annual Incentive(1)	—	—	—	351,000	351,000	—	351,000
Stock Options(4)	—	—	—	—	—	—	—
Restricted Stock	—	—	—	—	—	—	—
Healthcare Benefits(2)	—	—	—	30,000	30,000	—	30,000
Out-Placement Services	—	—	—	—	25,000	—	25,000
Excise Tax Gross Up(3)	—	—	—	—	—	—	138,339

Total	—	—	37,500	493,500	856,000	—	994,339

Sridhar Ganesan	Retirement ($)	Voluntary Departure ($)	Death ($)	Disability ($)	Termination without Cause ($)	Termination for Cause ($)	Involuntary Termination in Connection with Change in Control ($)
Base Salary	—	—	33,320	100,000	400,000	—	400,000
Annual Incentive(1)	—	—	—	320,000	320,000	—	320,000
Stock Options	—	—	—	—	—	—	—
Restricted Stock	—	—	—	—	—	—	—
Healthcare Benefits(2)	—	—	—	30,000	30,000	—	30,000
Out-Placement Services	—	—	—	—	25,000	—	25,000
Excise Tax Gross Up(3)	—	—	—	—	—	—	169,904

Total	—	—	33,320	450,000	775,000	—	944,904

Donald J. Frickel	Retirement ($)	Voluntary Departure ($)	Death ($)	Disability ($)	Termination without Cause ($)	Termination for Cause ($)	Involuntary Termination in Connection with Change in Control ($)
Base Salary	—	—	27,073	81,250	325,000	—	325,000
Annual Incentive(1)	—	—	—	178,750	178,750	—	178,750
Stock Options	—	—	—	—	—	—	—
Restricted Stock	—	—	—	—	—	—	—
Healthcare Benefits(2)	—	—	—	30,000	30,000	—	30,000
Out-Placement Services	—	—	—	—	25,000	—	25,000
Excise Tax Gross Up(3)	—	—	—	—	—	—	84,009

Total	—	—	27,073	290,000	558,750	—	642,759

(1)	For purposes of the table, annual incentives at December 31, 2007 are considered yet to be awarded by the Compensation Committee and are therefore not included as part of compensation upon Retirement, Voluntary Termination, or Death. Disability results in payment of the prior year’s annual incentive award amount. Termination without Cause, and Involuntary Termination in Connection with Change in Control results in a pro-rata portion of the previous year’s annual incentive payment for each of Messrs. Armstrong, Brown, Ganesan and Frickel. In the case of Mr. Samara, such termination as of December 31, 2007 would result in an annual incentive payment equal to the number of years remaining under his employment agreement multiplied by his target annual incentive amount.
(2)	Healthcare benefit services provided upon termination are estimated at a cost to us of $20,000 per year.
(3)	Section 280G of the Internal Revenue Code disallows a company’s tax deduction for what are defined as “excess parachute payments” and Section 4999 of the Code imposes a 20% excise tax on any person who receives excess parachute payments. As discussed above, all executive officers are entitled to certain payments upon termination of employment, including termination following a change in control. Under the terms of the agreements, all executive officers are entitled to payments that could cause the payment to be considered an excess parachute payment. Accordingly, our tax deduction would be disallowed under Section 280G, and an excise tax of 20% would be imposed under Section 4999. Under the terms of agreements, the executives would be entitled to a gross-up of their payments of an amount that covers the total excise tax.
(4)	Messrs. Armstrong and Brown’s stock options are unvested, but not in-the-money, and therefore no value is shown.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information regarding our current equity compensation plans as of December 31, 2007.

Plan Category	Number of securities to be issued upon exercise of outstanding options (a)	Weighted-average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	17,963,077	$5.97	6,588,039
Equity compensation plans not approved by security holders	—	—	—
Total	17,963,077	$5.97	6,588,039

Our predecessor, WorldSpace, Inc., a Maryland company (“WorldSpace Maryland”), issued options from time to time. Pursuant to a reorganization and recapitalization of our company in December 2004, any options to purchase shares of WorldSpace Maryland remained outstanding as of December 30, 2004 were converted at an exchange ratio of 1 to 1 into options to purchase our Class A Common Stock. Options to acquire 3,506,151 shares of WorldSpace Maryland were converted into options to acquire 3,506,151 shares of our Class A Common Stock at a weighted average exercise price of $3.47 per share.

We have two compensation plans under which our equity securities have been authorized for issuance and have been issued to employees and to non-employee directors. Set forth below is a description of the 1996 Shares Option Plan. For a description of our 2005 Incentive Award Plan, see “2005 Incentive Award Plan” elsewhere in this proxy statement.

1996 Shares Option Plan

Our predecessor’s, WorldSpace International Network Inc. (WIN)’s, 1996 Shares Option Plan was approved by WIN’s board of directors and became effective in December 1996. The plan provided for the grant of non-qualified stock options at an exercise price to be determined by the board of directors or a committee thereof. Our employees and consultants, and employees and consultants of any parent or subsidiary of us, were eligible to receive awards under the 1996 Shares Option Plan.

A total of 9,375,000 shares of WIN’s Class B Common Stock were authorized for issuance under the 1996 Shares Option Plan. Under the terms of the 1996 Shares Option Plan, our board of directors or any committee of the board of directors was authorized to establish the exercise price for an award at the time of grant. The 1996 Shares Option Plan also provided that in the event that we experienced a recapitalization, reorganization or stock split or dividend, the options would be adjusted to account for the changed circumstances.

Prior to December 30, 2004, awards under the 1996 Shares Option Plan to acquire a total of 6.3 million shares of WIN’s Class B Common Stock were issued and outstanding at a weighted average exercise price of $15.63 per share. Pursuant to a reorganization and recapitalization of our company in December 2004, all options to purchase WIN’s Class B Common Stock that remained outstanding as of December 30, 2004 under the 1996 Shares Option Plan were converted at an exchange ratio of 1 to 2.25 into options to purchase shares of our Class A Common Stock. Accordingly, the options to acquire 6.3 million shares of WIN’s Class B Common Stock converted into options to acquire 14,193,141 shares of our Class A Common Stock at a weighted average exercise price of $6.94 per share.

Options granted under the 1996 Shares Option Plan generally become vested in increments over a period of years, and no options granted under the 1996 Shares Option Plan may have a term longer than 10 years.

A terminated employee may only exercise options granted under the 1996 Shares Option Plan if the employee’s award agreement provides for post-termination exercise, and only if the termination was involuntary, but not for good cause, or voluntary, but with the consent of our board of directors.

Generally, in the event of a change in control, if the successor corporation does not assume each option or replace it with a substitute option, the vesting of the options will generally accelerate in full.

Options granted under the 1996 Shares Option Plan generally do not provide for the transferability of awards. Shares acquired pursuant to option award agreements under the 1996 Shares Option Plan generally must be offered to us for repurchase following the date of exercise, with acceptance of such offer to be made within 30 days, and we generally reserve the right of first refusal with respect to any subsequent third party offers to purchase the shares.

No additional options may be awarded under the 1996 Shares Option Plan.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of WorldSpace has reviewed and discussed with management the Compensation Discussion and Analysis for the year ended December 31, 2007. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in WorldSpace’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and in this proxy statement.

William Schneider, Jr. Chairman

Kassahun Kebede

Frank-Jürgen Richter

ITEMS TO BE VOTED ON

ITEM 1. ELECTION OF DIRECTORS (Proposal 1 on proxy card)

Our board has three classes of directors. The terms of our Class 1 directors expire at this annual meeting of stockholders. We currently have two Class 1 directors, Noah A. Samara and William Schneider, Jr. Messrs. Samara and Schneider are standing for re-election at this year’s annual meeting for a term of three years until the annual meeting of 2011 or until the director is succeeded by another director who has been duly elected and qualified. Each of the nominated directors has agreed to serve if elected. However, if for some reason any of the nominees is unable to accept nomination or election, shares represented by proxies will be voted for such substitute nominee as may be designated by our board of directors. Biographical information for each of the nominees is presented below.

Nominees for Class 1 Directors

Noah A. Samara has served as the Chairman, President and Chief Executive Officer of WorldSpace and its predecessors since inception. Mr. Samara has been involved in the development of both geostationary and low earth orbit (LEO) satellite systems since the mid-1980s. Mr. Samara’s early career was in satellite telecommunications, first with Geostar Corporation and later with the Washington law firm of Venable, Baetjer, Howard & Civiletti.

William Schneider, Jr. has been a director of WorldSpace since January 2005. He is a Washington, D.C. based economist and defense analyst, is President of International Planning Services, Inc., an international trade and finance advisory firm, and an Adjunct Fellow of the Hudson Institute. From 1981 to 1982, he served as the Associate Director for National Security and International Affairs at the Office of Management and Budget and from 1982 to 1986, as Under Secretary of State for Security Assistance, Science and Technology. Subsequent to his government service, Dr. Schneider served, from 1987 to 1993, as an advisor to the U.S. government in several capacities, including Chairman of the President’s General Advisory Committee on Arms Control and Disarmament, and is currently Chairman of the Defense Science Board of the Department of Defense as well as a member of the Defense Trade Advisory Group of the Department of State. He is the author of several works on defense policy, including Why IBM? Policy Issues in the Missile Defense Controversy (1969), and Arms, Men, and Military Budgets, an annual review of defense budget issues, and has also published numerous articles and monographs.

The affirmative vote of a plurality of the votes cast at the meeting is required for the election of Class 1 directors.

The Board of Directors unanimously recommends a vote “FOR” each of the nominees.

Information concerning our Class 2 directors and Class 3 directors is provided below:

Class 2 Directors

Kassahun Kebede has served as a director of WorldSpace since 2005. Mr. Kebede is the founder and managing partner of PANTON Capital Group, a New York based credit arbitrage hedge fund established in February 2004. From 1995 to 2004, Mr. Kebede worked at Deutsche Bank in a number of positions, ending as the head of a bank-wide management task force concerned with measuring, assessing and reducing the bank’s exposures (trading and loans) in Latin America. Previously, Mr. Kebede worked in the Global Markets Division focusing on the bank’s exposure in Asia and Latin America. Mr. Kebede also served as the head of equity derivatives and a member of the division’s Management and Commitment Committees. He originally joined Deutsche Bank in 1995 as head of European fixed income derivatives. From 1994 to 1995, Mr. Kebede was head of the credit derivatives department at Merrill Lynch. From 1991 to 1993, Mr. Kebede was employed at Bankers Trust. Mr. Kebede earned a M.B.A. from the Wharton School of the University of Pennsylvania in 1991 and a B.S. in electrical engineering from Marquette University in 1985.

James R. Laramie has served as a director of WorldSpace and its predecessors since 1990. Mr. Laramie also served as the General Counsel of WorldSpace’s predecessor from November 1995 to 1998. Mr. Laramie is the President of Laramie & Associates, a management consulting company. From February 2002 to April 2004, Mr. Laramie served as the Chairman of Freeport Technologies, Inc., a company that provides collaborative conferencing systems for business development and management.

Charles McC. Mathias has served as a director of WorldSpace and its predecessors since 2000. From 1993 to 1999, Mr. Mathias served as President and Chairman of the board of directors of First American Bankshares, Inc. and, from 1987 to 1993, he was a partner of the law firm of Jones, Day, Reavis & Pogue. From 1968 to 1986, Mr. Mathias represented the State of Maryland in the United States Senate, where he served as chairman of the Committee on Rules and served on such committees as the Foreign Relations, Judiciary, Appropriations and Intelligence Committees. Prior to being elected to the Senate, Mr. Mathias served four terms in the House of Representatives as a representative from the Sixth Congressional District of Maryland. Mr. Mathias has served as President of the North Atlantic Assembly, the organization of NATO parliamentarians, having previously served as Vice-President and as Chairman of the United States Senate delegation to the Assembly.

Class 3 Directors

Dr. Michael Nobel has served as a director of WorldSpace and its predecessors since 2001. Since 1990, Dr. Nobel has served as the Chief Executive Officer of a group of companies which perform diagnostic imaging services. Dr. Nobel also serves as the chairman of the Nobel Family Society. Dr. Nobel has been a consultant to UNESCO in Paris and the United Nation’s Social Affairs Division in Geneva on methods for substance abuse prevention. Dr. Nobel also worked for seven years as a researcher in social sciences at the Institute for Mass Communication at the Lausanne University and at the Institute of Social and Preventive Medicine in the field of primary drug abuse prevention. He also participated in the introduction of magnetic resonance imaging as vice president of Europe for Fonar Corporation and has remained in this field since 1980. He is a member of the board of several privately-held international companies involved in advanced medical diagnostics and treatment as well as internet service provision, management consulting and e-learning, and sits on several prominent international prize committees.

Dr. Frank-Jürgen Richter has served as a director of WorldSpace since 2007. Dr. Richter is the President of Horasis: The Global Visions Community, a strategic advisory organization focused on long-term scenarios related to globalization, systemic risk and Asian business, located in Geneva. Prior to founding Horasis in 2005, Dr. Richter served as Director of the World Economic Forum in Geneva, Switzerland from 2001 until 2004. Dr. Richter is also an active scholar and has authored and edited a series of books on global strategy and Asian business.

ITEM 2.	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS (Proposal 2 on proxy card)

The Audit Committee has appointed Grant Thornton LLP (“Grant Thornton”) as our independent auditors for the fiscal year ending December 31, 2008.

Stockholder ratification of Proposal 2 is not required by our Bylaws or otherwise. However, our board of directors is submitting Proposal 2 to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify Proposal 2, the audit committee will reconsider whether or not to retain Grant Thornton. Even if Proposal 2 is ratified, the audit committee in its discretion may direct the appointment of different independent accountants at any time during the year if the audit committee determines that such a change would be in the best interests of our company and stockholders.

A representative of Grant Thornton is expected to be present at the meeting with an opportunity to make a statement if so desired and to respond to appropriate questions with respect to that firm’s examination of our financial statements for the fiscal year ended December 31, 2007.

The affirmative votes of a majority of the votes cast at the meeting is required to ratify the appointment of Grant Thornton.

The Board of Directors recommends a vote FOR ratification of the audit committee’s appointment of Grant Thornton LLP as independent registered public accountants.

Policy for Approval of Audit and Permitted Non-Audit Services

Our audit committee is responsible for reviewing and, ultimately, pre-approving all audit and permitted non-audit services to be provided by our independent registered public accounting firm. Our audit committee reviews and pre-approves separately all such proposed audit and permitted non-audit services.

Auditor Fees and Services

The aggregate fees billed by Grant Thornton for professional services to us were $594,923 for fiscal 2007 and $757,937 for fiscal 2006. The total fees for services provided by Grant Thornton to us during the fiscal years ended December 31, 2007 and December 31, 2006 are summarized in the table below:

	2007	2006
Audit Fees	$520,220	$698,087
Audit-Related Fees	—	—
Tax Fees	74,703	58,850
All Other Fees	—	—

Total Fees Paid	$594,923	$757,937

Audit Fees include fees for services such as the audit of the annual financial statements, review of quarterly financial statements, SEC registration statements and various related matters. Tax Fees are for the preparation of income tax returns and related matters.

Subsequent to our becoming a public company on August 3, 2005, in accordance with Section 10A(i) of the Exchange Act, the audit committee pre-approved all audit services for quarters ending subsequent to such date and for the annual period beginning with the 2006 fiscal year, as well as all tax services, provided by Grant Thornton.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

In order for stockholder proposals to be included in our proxy statement for the 2009 annual meeting of stockholders, they must be received by us in writing at our principal executive offices, 8515 Georgia Avenue, 8th Floor, Silver Spring, Maryland 20910, by the close of business on January 6, 2009. Any other stockholder proposals intended to be presented at the 2009 annual meeting, including nominations for directors, in order to be voted on at the 2009 annual meeting, must be received by us in writing not earlier than January 28, 2009 and not later than February 27, 2009, being, respectively, 120 days and 90 days prior to the date of the first anniversary of the 2008 annual meeting of stockholders.

Dated: May 5, 2008	By authority of the Board of Directors,

Donald J. Frickel Secretary

WORLDSPACE, INC.

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 28, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Noah A. Samara and Donald J. Frickel as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all of the shares of Class A common stock of WorldSpace, Inc. held of record by the undersigned on April 17, 2008 at the Annual Meeting of Stockholders to be held at WorldSpace, Inc., 8515 Georgia Avenue, 8th Floor, Silver Spring, Maryland 20910, on May 28, 2008, beginning at 10:00 a.m. E.S.T., or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

WORLDSPACE, INC.

May 28, 2008

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

20230000000000000000 0             052808

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Class 1 Directors:

NOMINEES:

Noah A. Samara

William Schneider, Jr.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT

(See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

2. Ratification of the Audit Committee’s appointment of Grant Thornton LLP as independent registered public accountants for the Company.

FOR   ☐         AGAINST  ☐         ABSTAIN  ☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy is solicited on behalf of the Board of Directors of WorldSpace, Inc. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted “FOR” election of the Directors and “FOR” proposal 2.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder

Date:

Signature of Stockholder

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.